Exhibit 17.1
Subsidiary Issuers of Registered Guaranteed Securities

Each of the following securities co-issued by AerCap Global Aviation Trust (“AerCap Trust”) and AerCap Ireland Capital Designated Activity Company (“AICDC”), each a wholly owned subsidiary of Holdings, is jointly and severally and fully and unconditionally guaranteed by AerCap Holdings, N.V. (“Holdings”), AerCap Ireland Limited, AerCap Aviation Solutions B.V., ILFC and AerCap U.S. Global Aviation LLC:

a.$600.0 million 4.450% Senior Notes due 2025;
b.$1,250.0 million 6.500% Senior Notes due 2025;
c.$1,000.0 million 1.899% Senior Notes due 2025;
d.$500.0 million 4.450% Senior Notes due 2026;
e.$1,000.0 million 1.750% Senior Notes due 2026;
f.$3,750.0 million 2.450% Senior Notes due 2026;
g.$600.0 million 4.625% Senior Notes due 2027;
h.$1,000.0 million 3.650% Senior Notes due 2027;
i.$1,500.0 million 6.450% Senior Notes due 2027;
j.$900.0 million 6.100% Senior Notes due 2027;
k.$550.0 million 3.875% Senior Notes due 2028;
l.$1,000.0 million 5.750% Senior Notes due 2028;
m.$3,750.0 million 3.000% Senior Notes due 2028;
n.$750.0 million 4.875% Senior Notes due 2028;
o.$800.0 million 5.100% Senior Notes due 2029;
p.$1,300.0 million 4.625% Senior Notes due 2029;
q.$850.0 million 6.150% Senior Notes due 2030;
r.$750.0 million 5.375% Senior Notes due 2031;
s.$4,000.0 million 3.300% Senior Notes due 2032;
t.$1,500.0 million 3.400% Senior Notes due 2033;
u.$700.0 million 5.300% Senior Notes due 2034;
v.$1,100.0 million 4.950% Senior Notes due 2034;
w.$1,500.0 million 3.850% Senior Notes due 2041; and
x.$750.0 million Fixed-Rate Reset Junior Subordinated Notes due 2055.